Exhibit 99.1
[LOGO]
NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE	For More Information, Contact:
December 10, 2007	Jim Drewitz, Investor Relations
830-669-2466
NATURAL GAS SERVICES GROUP, INC. CLOSES ACQUISITION
OF NEW FABRICATION FACILITY
Company Purchases 51,700 Sq. Ft. For Fabrication, Warehousing & Offices
MIDLAND, Texas, December 10, 2007 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces that on December 6, 2007 it closed the previously announced acquisition of a fabrication facility located in Midland, TX. The building contains approximately 48,500 square feet of fabrication and warehouse space plus 3,200 square feet of office space and is located on approximately 9.30 acres of land. The total purchase price of the property was $1.875 million, which was financed with available cash.
Stephen Taylor, Chairman, President and CEO of Natural Gas Services Group, Inc. said, “This facility will more than double our fabrication space for rental compression equipment and enables us to take advantage of further opportunities to grow our rental fleet at a faster rate. We will maintain our present build schedule while transitioning to the new facility and plan to be fully functional there by the end of January 2008.”
About Natural Gas Services Group, Inc.
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.
For More Information, Contact: Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com
Or visit the Company’s website at www.ngsi.com
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.
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